Exhibit 4(g)

Protective Life Insurance Company	P. O. Box 10648	Birmingham, Alabama 35202-0648

ENDORSEMENT TO ESTABLISH THE DEFAULT SUBSEQUENT

GUARANTEED INTEREST RATE PERIOD

The Contract or Certificate to which this Endorsement is attached is amended to change the default allocation if the Owner does not instruct us how to allocate the maturing Sub-Account Value at the end of its Guaranteed Period.

The last sentence of the second paragraph of the section entitled “INTEREST CREDITED AND GUARANTEED PERIODS” is deleted and replaced with the two new sentences below.

“Unless you instruct us otherwise in writing prior to the end of the existing Sub-Account’s guaranteed period, your ending Sub-Account Value will be automatically transferred to a new Sub-Account with a 1-year Interest Guaranteed Period. No Surrender Charge or Market Value Adjustment will apply to amounts transferred, withdrawn or surrendered from any 1-year Subsequent Guaranteed Period.”

Signed for the Company and made a part of the Contract or Certificate as of its Effective Date.

Protective Life Insurance Company

/s/ Deborah J. Long
Secretary

IPD-2095	3/09